REVOLVING LINE OF CREDIT AGREEMENT
 TO: Alberta Treasury Branches ("ATB")
2nd Floor, 239 -- 8 Avenue S.W.
Calgary, Alberta
T2P 1B9
RE: Revolving Line of Credit (the "Credit")
Credit limited $1,000,000.00

In consideration of ATB agreeing to provide the Credit to the undersigned on the following terms, the undersigned (jointly and severally if more than one) agrees as follows:

1. ATB is authorized to advance or re-advance (in either case an "advance") funds under the Credit from time to time on a revolving basis by credit to account number 760-1139 932-24 ("the Account") in the name of Capital Reserve Canada Limited, at the above branch.

Each advance, if made, will be in the minimum amount of $25,000.00 (or such lesser sum as ATB may permit) or a multiple of it and will be made as required to meet directors to pay on or other withdrawals or payments from the Account.

2. ATB may, without restriction:

(a) refuse to make any further advance on the Credit if the amount of such advance, when added to the amount then outstanding on the Credit, would exceed the Credit Limit; provided that this agreement will apply to the Credit even if the amount advanced or outstanding on it exceeds the Credit Limit;

(b) on oral or written notice to the undersigned, temporarily or permanently reduce the Credit Limit; provided that, without notice to the undersigned and for so long as ATB thinks fit, ATB may reduce the Credit Limit by an amount equal to ATB's liability (as determined by ATB) on Letters of Guarantee issued by ATB at the request of the undersigned;

(c) on oral or written notice to the undersigned, terminate the Credit, in which case no further advances will be available and all amounts then outstanding on the Credit will become immediately payable.

3. ATB is authorized to debit the Account from time to time to pay interest, principal, costs, or other monies owing to ATB in respect of the Credit, provided that ATB will not be obliged to do so at any time.

4. The undersigned promises to pay interest to ATB on the aggregate of all advances from time to time outstanding under the Credit at the rate(s) set out below. Interest in all cases will be calculated daily and, prior to demand, will be payable on the last day of each month. The interest rate applicable to the amount outstanding on the Credit at any time will be:

(a) as to the first $300,000.00, a variable rate per annum equal to 1.0% above the Prime Lending Rate of ATB; and

(b) as to the balance (if any), a variable rate per annum equal to 1.0% above the Prime Lending Rate of ATB,

5. The undersigned will execute and deliver (or has executed and delivered) to ATB demand promissory note(s) (or promise(s) to pay) for (or totalling) the amount of the Credit Limit at the applicable interest rate(s), to be held by ATB as further evidence of and security for the obligation of the undersigned to pay to ATB ON DEMAND, the interest, principal, costs and other monies owing to ATB from time to time in respect to the Credit.

6. ATB's written statement of the amount owing under the Credit and the interest rate(s) applicable to it at any particular time will, in the absence of obvious error, be conclusively binding on the undersigned for all purposes. Such statement may be included with a consolidated statement of the Account from time to time.

7. It is understood that additional agreements may from time to time exist between ATB and the undersigned relating to the Credit and in the event of a conflict between this agreement and other agreement relating to the Credit such other agreement will prevail; if there is no conflict, this agreement and such other agreement will be read in conjunction with and as supplementary to each other.

The undersigned has executed this agreement this 7 day of March, 2000.

CAPITAL RESERVE CANADA LIMITED

Per: /s/James F. Marsh

Name: James F. Marsh

Title: President

Per: /s/W. Scott Lawler

Name: W. Scott Lawler

Title: Secretary-Treasurer